EXHIBIT 4.4


                                                                  EXECUTION COPY


                                12 December 2002


                       AES International Holdings II, Ltd.
                                  (as Chargor)

                                       and

                            Wilmington Trust Company
                             (as Corporate Trustee)

                                       and
                                 Bruce L. Bisson
                             (as Individual Trustee)



                               CHARGE OVER SHARES
                                       in
                              AES El Salvador Ltd.
                                       and
                        AES South American Holdings Ltd.





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CHARGE AND ASSIGNMENT OF SHARES


THIS CHARGE AND ASSIGNMENT is made on the 12th day of December 2002

BETWEEN:

(1) AES International Holdings II, Ltd., a company incorporated in the British Virgin Islands, the registered office of which is at the offices of Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands (the "Chargor"); and

(2) Wilmington Trust Company, a banking corporation organized in Delaware, of Rodney Square North, 1100 North Market Street, Wilmington, DE 19890 (the "Corporate Trustee") and Bruce L. Bisson, an individual residing in the State of Delaware (the "Individual Trustee"; and together with the Corporate Trustee, the "Collateral Trustees"), as trustees under the Collateral Trust Agreement dated 12 December 2002 (as such agreement may be amended, amended and restated, supplemented or otherwise modified hereafter from time to time, the "Collateral Trust Agreement") among the Grantors (as defined in the Security Agreement), the Chargor and the Collateral Trustees.


WHEREAS:

     (1) The AES Corporation (the "Borrower") has entered into an Amended and Restated Credit, Reimbursement and Exchange Agreement dated as of 12 December 2002 (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "Credit Agreement") with the Subsidiary Guarantors party thereto, the Banks party thereto (the "Banks"), the Revolving Fronting Banks and the Drax LOC Fronting Bank party thereto, and Citicorp USA, Inc., as Administrative Agent for the Bank Parties (in such capacity, the "Agent") and as Collateral Agent for the Bank Parties (in such capacity, the "Credit Agreement Collateral Agent"; and together with the Agent, the "Agents").

     (2) Terms defined in the Credit Agreement, the Security Agreement (referred to below) or the Collateral Trust Agreement and not otherwise defined in this Charge or in Section 1 hereof, are used in this Charge as defined in the Credit Agreement, the Security Agreement or the Collateral Trust Agreement.

     (3) In order to induce the Banks, the Revolving Fronting Banks, the Drax LOC Fronting Banks and the Agents to enter into the Credit Agreement, the Chargor has agreed to grant a continuing security interest in and to the Collateral (as hereinafter defined) to the Collateral Trustees for the ratable benefit of the Lender Parties to secure the Obligations of the Borrower under the Credit Agreement and the Notes issued pursuant thereto.


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     (4) The Borrower will enter into an Indenture to be dated as of 13
December 2002 (as amended, supplemented or otherwise modified and in effect on the date hereof and as the same may hereafter be further amended, modified, extended, renewed, replaced, restated or supplemented from time to time pursuant to the terms thereof, the "Exchange Note Indenture") with Wells Fargo Bank Minnesota, National Association (the "Exchange Note Trustee") to exchange the Borrower's (i) 8.75% Senior Notes due 2002 and (ii) the 7.375% Remarketable or Redeemable Securities due 2013 for the 10% Senior Secured Exchange Notes due 2005 to be issued on December 13, 2002 (the "Exchange Notes", and together with the Exchange Note Indenture (only to the extent relating to the Exchange Notes), the "Exchange Note Agreements").

     (5) In order to induce the Exchange Note Trustee to enter into the Exchange
Note Indenture, the Chargor has agreed to grant a continuing security interest in and to the Collateral to the Collateral Trustees for the ratable benefit of the Exchange Note Holders to secure the Obligations of the Borrower under the Exchange Note Agreements (as defined in the Collateral Trust Agreement).

     (6) The Borrower and certain other Persons party thereto (the "Grantors") have entered into a Security Agreement dated 12 December 2002 in favor of the Collateral Trustees (said agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "Security Agreement") pursuant to which the Grantors have granted to the Collateral Trustees, for their benefit and in trust for the equitable and ratable benefit of the Representatives and the Secured Holders (as defined in the Collateral Trust Agreement), a lien and security interest in certain collateral of the Grantors.

     (7) The Borrower has entered into a Sponsor Agreement dated as of 7 March 2000 (as amended, supplemented or otherwise modified and in effect on the date hereof and as the same may hereafter be further amended, modified, extended, renewed, replaced, restated or supplemented from time to time pursuant to the terms thereof, the "Sponsor Agreement") with BankBoston, N.A., Nassau Branch, as agent (the "Sul Agent"), pursuant to which the Borrower has agreed to guarantee the obligations of AES Cayman Guaiba, Ltd. under a Credit Agreement dated as of 6 March 2001 (as amended, supplemented or otherwise modified and in effect on the date hereof and as the same may hereafter be further amended, modified, extended, renewed, replaced, restated or supplemented from time to time pursuant to the terms thereof, the "Sul Credit Agreement") with BankBoston, N.A., Nassau Branch, Banc of America Securities, LLC, Unibanco-Uniao de Bancos Brasilieros S.A. and WestLB AG, New York Branch and the lenders named therein (collectively, the "Sul Guaranteed Parties"), in an amount of up to a maximum aggregate amount of $50,000,000 (together with any other agreement or instrument delivered in connection with such guaranty, the "Sul Guarantee").

     (8) In order to satisfy certain conditions under the Sul Guarantee, the Chargor has agreed to grant a continuing security interest in and to the Collateral to the Collateral Trustees for the ratable benefit of the Sul Guaranteed Parties to secure the Obligations of the Borrower under the Sul Guarantee in an amount of up to a maximum aggregate amount of $50,000,000.

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     (9) The Borrower has entered into a Gas Transportation Agreement dated as of July 21, 2000 with Florida Public Utilities Company pursuant to which Fleet National Bank (the "Lake Worth LOC Bank") issued in favour of Florida Public Utilities Company irrevocable standby letter of credit number 1S1280134 (together with the application and agreement therefor dated on or about July 6, 2001, the "Lake Worth Letter of Credit") in an aggregate amount not to exceed $5,490,449.

     (10) In order to satisfy certain conditions under the Lake Worth Letter of Credit, the Chargor has agreed to grant a continuing security interest in and to the Collateral to the Collateral Trustees for the ratable benefit of the Lake Worth LOC Bank to secure the obligation of Lake Worth Generation LLC ("Lake Worth"), a Subsidiary of the Borrower, to reimburse the Lake Worth LOC Bank for any drawings under the Lake Worth Letter of Credit in an amount of up to a maximum aggregate amount of $5,490,449.

     (11) It is a condition precedent to (a) the continuation of the Loans by the Banks and the making of Revolving Credit Loans by the Revolving Credit Loan Banks, (b) the issuance (or be deemed to have issued) of Revolving Letters of Credit by the Revolving Fronting Banks, (c) the deemed issuance of the Drax Letter of Credit and the making of Drax Loans in respect of Drax L/C Drawings by the Drax LOC Fronting Banks, (d) the entry into the Secured Hedge Agreements by the Hedge Banks from time to time, (e) the entry into the Secured Treasury Management Service Agreements by a Bank Party or any Affiliate thereof, (f) the entry into the Exchange Note Indenture by the Exchange Note Trustee, (g) the satisfaction by the Borrower of its obligations under the Sul Guarantee, (h) the satisfaction by Lake Worth of its obligations under the Lake Worth Letter of Credit, (i) the acknowledgement of the Security Agreement by the Collateral Trustees and (j) the entry into the Collateral Trust Agreement by the Collateral Trustees that the Chargor shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Charge.


IT IS AGREED as follows:

1    DEFINITIONS AND INTERPRETATION

1.1  The following words and expressions shall have the following meanings:

     "Charged Shares"         means the  shares to be  charged  as set out in
                              Schedule 1 hereto and any other shares of the Companies now or at any time in the future beneficially owned by the Chargor or in which the Chargor has any interest and all additional shares of or in any new direct Subsidiary of the Chargor formed or acquired by the Chargor in any manner after the date of this Charge to the extent such new Subsidiary is a company incorporated in the Cayman Islands; provided, that the term "Charged
                              Shares" shall not include, as to the Chargor, more than 65% of the outstanding voting shares of any of the Companies.


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     "Collateral"             has the meaning given to it in Clause 3.

     "Companies"              means AES El Salvador Ltd. and AES South American
                              Holdings Ltd., each a company incorporated in the Cayman Islands, and any new direct Subsidiary of the Chargor formed or acquired by the Chargor in any manner after the date of this Charge to the extent such new Subsidiary is a company incorporated in the Cayman Islands or in any other jurisdiction.

     "Receiver"               has the meaning given to it in Clause 8.

     "Security Interest"      means the security interest in the Collateral
                              granted hereunder securing the Secured
                              Obligations.

1.2    In this Charge:

       1.2.1 any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Charge and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the Clause or Schedule in which it appears;

       1.2.2 the clause headings are included for convenience only and shall not affect the interpretation of this Charge;

       1.2.3  use of the singular includes the plural and vice versa;

       1.2.4  use of any gender includes the other genders;

       1.2.5 any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

       1.2.6 references to any document or agreement are to be construed as references to such document or agreement as is in force for the time being and as amended, varied supplemented, substituted or novated from time to time.

1.3 The Recitals and Schedules form part of this Charge and shall have effect as if set out in full in the body of this Charge and any reference to this Charge includes the Recitals and Schedules.

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2      CHARGED SHARES

       The Chargor represents and warrants as follows as of the date of this Charge and on any date on which additional or new shares of the Companies become the subject of this Charge.

2.1 The Chargor owns all of the Charged Shares, free and clear of any Liens other than the Security Interest created by this Charge. All of the Charged Shares have been duly authorised and validly issued, and are fully paid and non-assessable, and are subject to no rights or options to purchase of any Person. The Chargor is not and will not become a party to or otherwise bound by any agreement, other than this Charge, which restricts in any manner the rights of any present or future holder of any of the Charged Shares with respect thereto.

2.2 This Charge constitutes its legal, valid, binding and enforceable obligation and is a first priority security interest over the Charged Shares effective in accordance with its terms.

2.3 (a) The execution, delivery, recordation, filing or performance by the Chargor of this Charge, (b) the grant by the Chargor of the Liens granted by it pursuant to this Charge, (c) the perfection or maintenance of the Liens created under this Charge (including the first priority nature thereof), (d) the exercise by the Collateral Trustees of their voting or other rights provided for in this Charge and (e) the exercise by the Collateral Trustees of their remedies in respect of the Collateral pursuant to this Charge and the other Shared Collateral Documents, will not require any consent, approval, authorization or other order of, or any notice to or filing with, any court, regulatory body, administrative agency or other governmental body (other than any consent, approval, authorization, order, notice or filing, the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect), and will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter, by-laws or memorandum and articles of association of the Borrower, the Chargor or the other Pledged Subsidiaries or any agreement, indenture or other instrument to which the Borrower, the Chargor or any other Pledged Subsidiary is a party or by which the Borrower, the Chargor and the other Pledged Subsidiaries, or any of the Borrower's, the Chargor's or the other Pledged Subsidiaries' respective property is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Borrower, the Chargor or any of the other Pledged Subsidiaries or the Borrower's, the Chargor's or the other Pledged Subsidiaries' respective property, except for any violation, breach, conflict or default that could not reasonably be expected to have a Material Adverse Effect and except that in the foregoing cases, (A) any foreclosure or other exercise of remedies by the Collateral Trustees will require additional approvals and consents that have not been obtained from foreign and domestic regulators and from lenders to, and suppliers, customers or other contractual counterparties of one or more Subsidiaries, and the failure to obtain such approval or consent could result in a default under, or breach of, agreements or other legal obligations of such Subsidiary and (B) disposition of any of

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       the Collateral may be subject to the receipt of regulatory approvals and to laws affecting the offering and sale of securities generally (the exceptions described in the foregoing clauses (A) and (B) are referred to herein as "Remedies Limitations").

2.4 As of this date, there is no action or proceeding pending or, to its knowledge, threatened against the Chargor or the Companies, before any court or governmental authority or arbitrator, which could affect the legality, validity or enforceability of this Charge.


3      CHARGE

3.1 The Chargor, in order to secure the Secured Obligations, hereby charges by way of first fixed charge as a continuing security for the payment and discharge of the Secured Obligations, all its right, title, interest and benefit present and future in, to and under the Charged Shares and all proceeds, income and profits thereon, and all interest, dividends and other payments and distributions with respect thereto (the "Collateral") subject to the provisions for release of this Charge set out below.

3.2 This Charge secures the payment of all Secured Obligations of the Borrower and the Chargor. Without limiting the generality of the foregoing, this Charge secures, as to the Chargor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the Chargor but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Chargor.

3.3 The Security Interest is granted as security only and shall not subject the Collateral Trustees and Representatives or any other Secured Holder to, or transfer or in any way affect or modify, any obligation or liability of the Chargor with respect to any of the Collateral or any transaction in connection therewith.


4      COVENANTS BY THE CHARGOR

So long as any of the Secured Obligations remain outstanding, any Revolving Letter of Credit or the Drax Letter of Credit shall be outstanding, or any Revolving Credit Loan Bank has a Revolving Credit Loan Commitment, the Chargor covenants that:

4.1 it shall forthwith and from time to time deposit with the Collateral Trustees all certificates and other documents of title relating to the Charged Shares;

4.2 it shall deliver to the Collateral Trustees as security in accordance with the terms of this Charge the following (on the date hereof and on any date on which additional or new shares of the Companies become the subject of this Charge):

       4.2.1  original share certificate in respect of the Charged Shares;

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       4.2.2  blank, signed and undated share transfer certificates in respect of the Charged Shares in the forms set out in Schedule 2 to this Charge;

       4.2.3 a shareholder proxy in favour of the Collateral Trustees in the forms set out in Schedule 3 to this Charge in respect of Charged Shares;

       4.2.4 executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors, alternate directors and officers of the Companies appointed by the Chargor in the forms set out in Parts I and II of
              Schedule 4 to this Charge; and

       4.2.5 an undertaking from the Company to register transfers of the Charged Shares to the Chargee or its nominee in the form set out in Schedule 5 to this Charge.

4.3 upon the issue of additional Charged Shares which become the subject of this charge it shall provide the Collateral Trustees, for the benefit of the Representatives and the Secured Holders, with an opinion of the General Counsel of AES that such additional Charged Shares are duly authorised and validly issued, fully paid and non-assessable (or the equivalent thereof) and are subject to no rights or options to purchase of any Person.


5      FILING; FURTHER ASSURANCES

Subject to the Remedies Limitations, the Chargor agrees that it will, at its expense and in such manner and form as the Collateral Trustees may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be necessary or that the Collateral Trustees may reasonably request and that is within the power of the Chargor, consistent with its currently existing contractual and other legal obligations, in order to create, preserve, perfect or validate the Security Interest or to enable the Collateral Trustees to exercise and enforce their rights hereunder with respect to any of the Collateral; and notwithstanding the generality of such provisions, the Chargor covenants that immediately following execution of this Charge it shall deliver to the Collateral Trustee a copy of the Chargor's complete register of mortgages, charges and other encumbrances as maintained at its registered office, certified as a true copy by the registered agent of the Chargor in the British Virgin Islands containing particulars of the security created hereunder and shall procure that a further copy of the same is submitted for registration with the Registrar of Companies in the British Virgin Islands.

The Collateral Trustees may after the occurrence and during the continuance of a Collateral Trust Agreement Default, in their sole discretion, cause any or all of the Charged Shares to be transferred of record into the name of the Collateral Trustees or their nominee. The Chargor will promptly give to the Collateral Trustees copies of any notices or other communications received by it with respect to the Charged Shares registered in the name of the Chargor and the Collateral Trustees will promptly give the Chargor copies of any notices and communications

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       received by the Collateral Trustees with respect to the Chargor registered in the name of the Collateral Trustees or their nominee.


6      RIGHT TO RECEIVE DISTRIBUTIONS AND RIGHT TO VOTE CHARGED SHARES

6.1 So long as no Collateral Trust Agreement Default shall have occurred and be continuing:

       6.1.1 The Chargor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose; provided, however, that the Chargor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Collateral or any part thereof.

       6.1.2 The Chargor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Collateral if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Applicable Agreements; provided, however, that any and all dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral shall be, and shall be forthwith delivered to the Collateral Trustees to hold as Collateral, and shall, if received by the Chargor, be received in trust for the benefit of the Collateral Trustees, be segregated from the other property or funds of the Chargor and be forthwith delivered to the Collateral Trustees as Collateral in the same form as so received (with any necessary indorsement).

       6.1.3 The Collateral Trustees will execute and deliver (or cause to be executed and delivered) to the Chargor all such proxies and other instruments as the Chargor may reasonably request for the purpose of enabling the Chargor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 6.1.1 above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to Section 6.1.2 above.

6.2 Upon the occurrence and during the continuance of a Collateral Trust Agreement Default:

       6.2.1 All rights of the Chargor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6.1.1 shall, upon notice to the Chargor by the Collateral Trustees, cease and
              (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 6.1.2 shall automatically cease, and, subject to the Remedies Limitations, all such rights shall thereupon become vested in the Collateral Trustees, who shall thereupon have the sole right to exercise or refrain from exercising such voting and

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              other consensual rights and to receive and hold as Collateral such dividends, interest and other distributions and shall deposit the same into the Collateral Account; and

       6.2.2 All dividends, interest and other distributions that are received by the Chargor contrary to the provisions of Section 6.2.1 shall be received in trust for the benefit of the Collateral Trustees, shall be segregated from other funds of the Chargor and shall be forthwith paid over to the Collateral Trustees to be deposited into the Collateral Account. Upon receipt of notice from the Required Representative(s) that all Collateral Trust Agreement Defaults have been cured, the Collateral Trustees' right to retain dividends under this Section 6 shall cease and the Collateral Trustees shall pay over to the Chargor any such Collateral retained by them during the continuance of a Collateral Trust Agreement Default.


7      GENERAL AUTHORITY

The Chargor hereby irrevocably appoints the Collateral Trustees its true and lawful attorney, with full power of substitution, in the name of the Chargor, the Collateral Trustees, the Representatives and the Secured Holders or otherwise, for the sole use and benefit of the Collateral Trustees on behalf of the Representatives and the Secured Holders, but at the expense of the Chargor, to the extent permitted by law to exercise, at any time and from time to time while a Collateral Trust Agreement Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

              (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

              (b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

              (c) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Trustees were the absolute owner thereof, and

              (d) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided, that the Collateral Trustees shall give the Chargor not less than ten days' prior notice of the time and place of any sale or other intended disposition of any of the Collateral except any Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market.


8      RECEIVER

If a Collateral Trust Agreement Default shall have occurred and be continuing, the Collateral Trustees may by writing without notice to the Chargor appoint one or more person or persons as the Collateral Trustees think fit to be a receiver (the "Receiver") in relation to the

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Collateral. Where the Collateral Trustees appoint two or more persons as
Receiver, the Receivers may act jointly or independently.

8.1 The Receiver may take such action in relation to the enforcement of this Charge including, without limitation, to sell, charge or otherwise dispose of the Collateral, to exercise any powers, discretion, voting or other rights or entitlements in relation to the Collateral and generally to carry out any other action which he may in his sole discretion deems necessary in relation to the enforcement of this Charge.

8.2 The Receiver shall have, in addition to the other powers set-out in this Clause, the following powers:

       8.2.1 power to take possession of, collect and get in the Collateral and, for that purpose, to take such proceedings as may seem to him to be expedient;

       8.2.2 power to raise or borrow money and grant security therefor over the Collateral;

       8.2.3 power to appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions;

       8.2.4 power to bring or defend any action or other legal proceedings in the name of and on behalf of the Chargor in respect of the Collateral;

       8.2.5 power to do all acts and execute in the name and on behalf of the Chargor any document or deed in respect of the Collateral;

       8.2.6 power to make any payment which is necessary or incidental to the performance of his functions;

       8.2.7 power to make any arrangement or compromise on behalf of the Chargor in respect of the Collateral;

       8.2.8 power to rank and claim in the insolvency or liquidation of the Companies and to receive dividends and to accede to agreements for the creditors of the Companies;

       8.2.9 power to present or defend a petition for the winding up of the Companies; and

       8.2.10 power to do all other things incidental to the exercise of the foregoing powers.

8.3 The Receiver shall be the agent of the Chargor and the Chargor alone shall be responsible for his acts and defaults and liable on any contracts made, entered into or adopted by the Receiver. The Collateral Trustees shall not be liable for the Receiver's acts, omissions, negligence or default, nor be liable on contracts entered into or adopted by the Receiver.


9      INDEMNIFICATION AND EXPENSES

9.1 The Chargor agrees to indemnify, defend and save and hold harmless the Collateral Trustees, each Representative and each Secured Holder and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Charge (including, without limitation, enforcement of this Charge) or any other Shared Collateral Document except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

9.2 The Chargor will upon demand pay to the Collateral Trustees the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of their counsel and of any experts and agents, that the Collateral Trustees may incur in connection with (a) the administration of this Charge (b) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (c) the exercise or enforcement of any of the rights of the Collateral Trustees, the Representatives or the other Secured Holders hereunder or (d) the failure by the Chargor to perform or observe any of the provisions hereof.

Any such amount not paid on demand shall bear interest at a per annum rate of 2% plus the Base Rate.


10     LIMITATION ON DUTY OF THE COLLATERAL AGENT IN RESPECT OF CHARGED SHARES

Beyond the exercise of reasonable care in the custody thereof, the Collateral Trustees shall have no duty as to any Collateral in their possession or control. The Collateral Trustees shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of any act or omission of any agent or bailee selected by the Collateral Trustees in good faith, other than any act or omission caused by the gross negligence or willful misconduct of such bailee or any act or omission made in breach of this Charge. Any direction of the Required Representative(s) to the Collateral Trustees to take any action hereunder shall be subject to section 7.05(d) of the Collateral Trust Agreement.

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11     REMEDIES AND APPLICATIONS OF PROCEEDS

If a Collateral Trust Agreement Default shall have occurred and be continuing:

11.1 Any cash held by or on behalf of the Collateral Trustees and all cash proceeds received by or on behalf of the Collateral Trustees in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Trustees, be held by the Collateral Trustees as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Trustees pursuant to Section 9 of this Charge) in whole or in part by the Collateral Trustees for the ratable benefit of the Representatives and the Secured Holders against, all or any part of the Secured Obligations, in accordance with the terms of the Collateral Trust Agreement.

11.2 All payments received by the Chargor in respect of the Collateral shall be received in trust for the benefit of the Collateral Trustees, shall be segregated from other funds of the Chargor and shall be forthwith paid over to the Collateral Trustees to be deposited into the Collateral Account.

11.3 The Collateral Trustees may, without notice to the Chargor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held in the Collateral Account or in any other deposit account of the Borrower in accordance with Section 11.1 above.

11.4 If the Collateral Trustees shall determine to exercise their right to sell all or any of the Collateral pursuant to this Section 11, the Chargor agrees that, upon request of the Collateral Trustees and subject to the Remedies Limitations, the Chargor will, at its own expense:

       11.4.1 execute and deliver, and cause each issuer of such Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Trustees, advisable to register such Collateral under the provisions of the Securities Act of 1933 of the United States of America (as amended from time to time, the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Collateral Trustees, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

       11.4.2 use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws of the United States of America and to obtain all necessary governmental approvals for the sale of such Collateral, as requested by the Collateral Trustees;

       11.4.3 cause each such issuer of such Collateral to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

       11.4.4 provide the Collateral Trustees with such other information and projections as may be necessary or, in the opinion of the Collateral Trustees, advisable to enable the Collateral Trustees to effect the sale of such Collateral; and

       11.4.5 do or cause to be done all such other acts and things as may be necessary to make such sale of such Collateral or any part thereof valid and binding and in compliance with applicable law.

11.5 The Collateral Trustees are authorized, in connection with any sale of the Collateral pursuant to this Section 11 to deliver or otherwise disclose to any prospective purchaser of the Collateral

       11.5.1 any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to Section 11.4.1 above;

       11.5.2 any information and projections provided to it pursuant to Section
              11.4.4 above; and

       11.5.3 any other information in its possession relating to such Collateral.

11.6 The Chargor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Holders by reason of the failure by the Chargor to perform any of the covenants contained in
       Section 11.4 above and, consequently, agrees that, if the Chargor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Collateral Trustees shall demand compliance with Section
       11.4 above.


12     TERMINATION OF SECURITY INTEREST; RELEASE OF CHARGED SHARES

The Collateral Trustees shall release all or any portion of the Collateral solely on terms and subject to the conditions set forth in Article 8 of the Collateral Trust Agreement.

13     NOTICES

All notices, communications and distributions hereunder shall be given in accordance with Section 9.03 of the Collateral Trust Agreement.


14     WAIVERS; NON-EXCLUSIVE REMEDIES

No failure on the part of the Collateral Trustees, the Representatives or any other Secured Holder to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Charge shall operate as a waiver thereof; nor shall any single or partial exercise of any right under the Secured Agreements or this Charge preclude any other or further exercise thereof or the exercise of any other right. The rights in the Secured Agreements and this Charge are cumulative and are not exclusive of any other remedies provided by law.


15     ADDITIONAL SECURED OBLIGATIONS

Each of the Chargor, the Collateral Trustees, the Representatives and the Secured Holders acknowledges and agrees that the Collateral hereunder may secure additional Obligations of the Borrower in respect of the incurrence of new Debt by the Borrower or the refinancing, extension, or renewal of certain Debt of the Borrower, in each case, only as permitted by the terms and conditions of the Credit Agreement. Upon the execution and delivery to the Collateral Trustees of an acknowledgment by the Persons to whom the Obligations referred to in the immediately preceding sentence are owed, in form and substance satisfactory to the Collateral Trustees, that such Persons acknowledge the terms and conditions of this Charge and the other Shared Collateral Documents and agree to be bound thereby, such Persons shall become a "Secured Holder" for all purposes under the Shared Collateral Documents and shall be entitled to share ratably in the Collateral for all purposes hereunder.


16     SUCCESSORS AND ASSIGNS; CONTINUING SECURITY INTEREST

This Charge shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until all of the Collateral is released, and this Charge is terminated, in accordance with Section 8.02 of the Collateral Trust Agreement, (b) be binding upon the Chargor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Trustees hereunder, to the benefit of the Collateral Trustees, the Representatives on behalf of themselves and on behalf of the Secured Holders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Bank Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Revolving Credit Loan Commitment, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Bank Party in the Shared Collateral Documents or otherwise, in each case as provided in
Section 10.06 of the Credit Agreement.

17     CHANGES IN WRITING

No amendment or waiver of any provision of this Charge, and no consent to any departure by the Chargor herefrom, shall in any event be effective unless the same shall (a) be in writing and signed by the Collateral Trustees and (b) otherwise comply with Section 9.01 of the Collateral Trust Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


18     PROTECTION OF PURCHASERS

No purchaser or other person dealing with the Collateral Trustees or their delegate shall be bound to see or inquire whether the right of the Collateral Trustees to exercise any of their powers has arisen or become exercisable or be concerned with notice to the contrary, or be concerned to see whether the delegation by the Collateral Trustees pursuant to the terms of this Charge shall have lapsed for any reason or been revoked.


19     LAW AND JURISDICTION

19.1 This Charge is governed by, and shall be construed in accordance with, the law of the Cayman Islands.

19.2 The Chargor irrevocably agrees for the exclusive benefit of the Collateral Trustees, the Representatives and the Secured Holders that the courts of the Cayman Islands shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Charge and for such purposes irrevocably submits to the jurisdiction of such courts.


20     COUNTERPARTS

This Charge may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF this Charge has been executed and delivered as a Deed the day and year first above written.

EXECUTED UNDER THE COMMON SEAL OF   )
AES INTERNATIONAL HOLDINGS II, LTD. )     ......................................
                                    )     Name:
                                    )     Title:
                                    )
In the presence of:

                      Witness
----------------------


EXECUTED AS A DEED by               )
WILMINGTON TRUST COMPANY            )     ......................................
                                    )     Name:
                                    )     Title:
In the presence of:

                      Witness
----------------------


EXECUTED AS A DEED by               )
BRUCE L. BISSON                     )     ......................................
                                    )     Name:
                                    )     Title:
In the presence of:

                      Witness
----------------------

ACKNOWLEDGED by                       )
Citicorp USA, Inc., as Administrative )
Agent                                 )   ......................................
                                      )   Name:
                                      )   Title:
In the presence of:

                      Witness
----------------------



ACKNOWLEDGED by                       )
Wells Fargo Bank Minnesota,           )
National Association, as Exchange     )
Note Trustee                          )   ......................................
                                      )   Name:
                                      )   Title:
In the presence of:

                      Witness
----------------------



ACKNOWLEDGED by                       )
BankBoston, N.A., Nassau Branch,      )
as Sul Agent                          )   ......................................
                                      )   Name:
                                      )   Title:
In the presence of:

                      Witness
----------------------


ACKNOWLEDGED by                       )
Fleet National Bank,                  )
as Lake Worth LOC Bank                )   ......................................
                                      )   Name:
                                      )   Title:
In the presence of:

                      Witness
----------------------